EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO

(515) 232-6251

FEBRUARY 13, 2009

AMES NATIONAL CORPORATION
DECLARES DIVIDEND

Ames National Corporation (the “Company”) announced today that the Company’s Board of Directors declared a cash dividend of $0.10 per share on its common stock to be paid on May 15, 2009 to shareholders of record as of May 1, 2009.

This is a reduction from the previous quarter’s dividend of $0.28 per share and is a result of the lower forecasted earnings for 2009 of $0.95 to $1.03 per share.  The Board of Directors believes that a dividend reduction at this time is appropriate given the ongoing negative developments in the national and local economies and the uncertainty of the timing and magnitude of improvement.  Given the current economic conditions, the Board believes it is appropriate to budget increases in the potential additional impairment of securities available for sale and the allowance for loan loss reserve.  The Board of Directors also believes continuing to maintain a high level of equity capital is prudent given the unstable economic conditions expected to continue in 2009.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

Forward-Looking Statements and Business Risks

The discussion in this press release contains forward-looking statements about the Company, its business and its prospects.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include use of the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Such risks and uncertainties with respect to the Company include, but are not limited to, those related to the economic conditions, particularly in the concentrated geographic area in which the Company and the Banks operate, competitive products and pricing, adequacy of the allowance for loan losses established by the Banks, fiscal and monetary policies of the U.S. government, changes in governmental regulations affecting financial institutions, (including regulatory fees and capital requirements), changes in prevailing interest rates, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement.  The Company operates in a continually changing business environment and new facts emerge from time to time.   It cannot predict such factors nor can it assess the impact, if any, of such factors on its financial position or its results of operations.  Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.  The Company disclaims any responsibility to update any forward-looking statement provided in this document.